Exhibit 3.144
CERTIFICATE OF INCORPORATION
OF
SPLASH TRANSPORT, INC.
          The undersigned incorporator, desiring to form a corporation pursuant to the General Corporation Law of the State of Delaware, hereby certifies as follows:
          FIRST. The name of the corporation is Splash Transport, Inc. (the “Corporation”).
          SECOND. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
          THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
          FOURTH. The total number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.001 per share.
          FIFTH. The name and mailing address of the incorporator is Mary F. Wyman, 600 East 96th Street, Suite 600, Indianapolis, Indiana 46240.
          SIXTH. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal By-Laws of the Corporation.
          SEVENTH. Elections of directors need not be by written ballot except and to the extent provided in the By-Laws of the Corporation.
          EIGHTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as currently in effect or as the same may hereafter be amended. No amendment or repeal of this Article EIGHTH shall adversely affect any right or protection of a director that exists at the time of such amendment or repeal.
          NINTH. The Corporation shall indemnify, to the fullest extent permitted by law as currently in effect or as the same may hereafter be amended, any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the Corporation or serves or served at the request of the Corporation any other enterprise as a director or officer. To the fullest extent permitted by law as currently in effect or as the same may hereafter be amended, expenses incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the

Corporation promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this Article NINTH shall be enforceable against the Corporation by such person, who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer as provided above. No amendment or repeal of this Article NINTH shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment or repeal. For purposes of this Article NINTH, the term “Corporation” shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger and the term “other enterprise” shall include any corporation, partnership, limited liability company or partnership, joint venture, trust or employee benefit plan.
          IN WITNESS WHEREOF, the undersigned, being the incorporator of the Corporation designated in Article FIFTH, has executed this Certificate of Incorporation on April 7, 2008.

/s/ Mary F. Wyman
Mary F. Wyman
Incorporator